NEWS RELEASE

Coeur Reports First Quarter 2017 Production and Sales Results

Chicago, Illinois - April 6, 2017 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced first quarter production of 3.9 million ounces of silver and 88,218 ounces of gold, or 9.2 million silver equivalent1 ounces. Metal sales for the quarter were 4.5 million ounces of silver and 110,874 ounces of gold, or 11.1 million silver equivalent1 ounces.
Coeur's full-year production guidance of 16.4 - 18.0 million ounces of silver and 362,000 - 387,000 ounces of gold, or 38.1 - 41.2 million silver equivalent1 ounces, remains unchanged.

Quarterly Production Results
Quarterly Sales Results

First quarter production and sales highlights for each of Coeur's operations are provided below.

Palmarejo, Mexico	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Underground Operations
Tons mined	355,793	293,706	253,681	283,971	215,642
Average silver grade (oz/t)	4.84	5.00	3.96	5.40	4.21
Average gold grade (oz/t)	0.09	0.09	0.08	0.08	0.07
Surface Operations
Tons mined	—	—	—	1,695	35,211
Average silver grade (oz/t)	—	—	—	7.77	4.18
Average gold grade (oz/t)	—	—	—	0.07	0.04
Processing
Total tons milled	360,383	287,569	274,644	270,142	246,533
Average recovery rate – Ag	86.5%	89.1%	85.5%	89.5%	89.1%
Average recovery rate – Au	93.7%	90.4%	77.7%	86.4%	92.1%
Ounces Produced
Silver (000's)	1,531	1,269	933	1,307	933
Gold	30,792	23,906	16,608	18,731	14,668
Silver equivalent[1] (000's)	3,378	2,703	1,930	2,431	1,813
Ounces Sold
Silver (000's)	1,965	937	778	1,350	928
Gold	41,045	15,558	11,410	19,214	12,899
Silver equivalent[1] (000's)	4,427	1,872	1,462	2,502	1,702
Silver equivalent[1] (average spot) (000's)	4,837	2,042	1,555	2,792	1,955

•	Mining rates at Guadalupe and Independencia continued to accelerate during the first quarter, averaging 2,700 and 1,225 tons per day, respectively

•	Production of 1.5 million silver ounces and 30,792 gold ounces represented quarter-over-quarter increases of 21% and 29%, respectively, and year-over-year increases of 64% and 110%

•
Silver and gold sales increased 110% and 164%, respectively, to 2.0 million ounces and 41,045 ounces partially due to the sale of metal carried over from the fourth quarter; year-over-year, silver sales increased 112% and gold sales increased 218%

•
Gold sales included 19,300 ounces sold to Franco-Nevada under the new stream agreement at a price of $800 per ounce. For the full year, the Company expects 40% - 45% of Palmarejo's gold sales to be to Franco-Nevada

Rochester, Nevada	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Tons placed	3,513,708	3,878,487	4,901,039	6,402,013	4,374,459
Average silver grade (oz/t)	0.58	0.57	0.54	0.54	0.64
Average gold grade (oz/t)	0.002	0.002	0.003	0.003	0.004
Ounces Produced
Silver (000's)	1,127	1,277	1,161	1,197	929
Gold	10,356	14,231	12,120	13,940	10,460
Silver equivalent[1] (000's)	1,749	2,131	1,888	2,033	1,557
Ounces Sold
Silver (000's)	1,289	1,205	1,163	1,137	1,079
Gold	13,592	12,988	11,751	12,909	11,672
Silver equivalent[1] (000's)	2,104	1,984	1,868	1,912	1,779
Silver equivalent[1] (average spot) (000's)	2,240	2,128	1,963	2,106	2,009

•
Record precipitation in January and early February negatively impacted crushing and placement rates and diluted process solutions. While operations normalized in March, silver and gold production decreased quarter-over-quarter to 1.1 million ounces and 10,356 ounces, respectively, representing declines of 12% and 27%; year-over-year, silver production increased 21% and gold production was relatively unchanged, decreasing 1%

•
Silver and gold sales increased 7% and 5%, respectively, to 1.3 million ounces and 13,592 ounces primarily due to a reduction in metal inventory; compared to the same period in 2016, silver and gold sales increased 19% and 16%, respectively

•	Despite weather challenges, construction of the Stage IV leach pad expansion continues on schedule and on budget with commissioning expected in early 3Q 2017

Kensington, Alaska	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Tons milled	165,895	163,410	140,322	157,117	159,360
Average gold grade (oz/t)	0.17	0.22	0.20	0.22	0.21
Average recovery rate	94.0%	94.4%	94.8%	94.1%	95.8%
Gold ounces produced	26,197	33,688	26,459	32,210	31,974
Gold ounces sold	32,144	28,864	30,998	30,178	31,648

•
As anticipated, Kensington's first quarter production decreased to 26,197 ounces of gold, representing declines of 22% quarter-over-quarter and 18% year-over-year. Production is expected to increase in the second and third quarters

•	Lower grades and production were driven by mine sequencing; higher grades are expected for the remainder of 2017

•	Gold sales increased 11% over the fourth quarter to 32,144 ounces due to a reduction of metal inventory; year-over-year, gold sales increased 2%

•	Development of the Jualin decline remains on track for initial production later this year

Wharf, South Dakota	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Tons placed	1,292,181	1,178,803	1,199,008	915,631	974,663
Average gold grade (oz/t)	0.027	0.027	0.033	0.037	0.031
Average plant recovery rate - Au	97.4%	98.9%	94.4%	88.5%	95.9%
Ounces produced
Gold	20,873	30,675	29,684	27,846	20,970
Silver (000's)	20	32	25	35	13
Gold equivalent[1]	21,207	31,202	30,106	28,433	21,186
Ounces sold
Gold	24,093	29,698	29,230	26,242	22,872
Silver (000's)	33	30	17	33	15
Gold equivalent[1]	24,636	30,204	29,508	26,786	23,122

•	Gold production during the first quarter declined 32% to 20,873 ounces as a result of leach pad offload timing; compared to the first quarter of 2016, production was unchanged

•	Gold sales decreased 19% quarter-over-quarter to 24,093 ounces due to lower production, which was partially offset by a decrease in metal inventory; year-over-year, sales increased 5%

•	Remainder of high-grade Golden Reward deposit will be mined late in the second quarter through the third quarter, which is expected to result in a modest increase to third quarter production

San Bartolomé, Bolivia	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Tons milled	384,267	368,131	450,409	440,441	407,806
Average silver grade (oz/t)	3.49	3.96	3.43	3.79	3.64
Average recovery rate	90.7%	86.3%	88.7%	87.4%	93.1%
Silver ounces produced (000's)	1,215	1,259	1,370	1,458	1,382
Silver ounces sold (000's)	1,148	1,218	1,391	1,418	1,384

•	First quarter production decreased 3% to 1.2 million silver ounces as a result of persistent nationwide drought conditions; year-over-year, production declined 12%

•	Mill grades declined during the quarter primarily due the mining of lower grade ore which requires less water to process

•	Silver sales decreased 6% quarter-over-quarter and 17% year-over-year to 1.1 million ounces

Coeur Capital, Inc.

Endeavor, Australia	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Silver production ounces (000's)	40	44	56	33	115
Silver ounces sold (000's)	40	58	46	35	123

•	Silver production from the Company's silver stream on the Endeavor mine in Australia decreased 9% quarter-over-quarter to approximately 40,000 ounces; year-over-year, production declined 65%

•	In response to higher zinc and lead prices, operations have begun to ramp up with higher production expected throughout the remainder of the year

2017 Production Guidance (Unchanged)

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo	6,500 - 7,000	110,000 - 120,000	13,100 - 14,200
Rochester	4,200 - 4,700	47,000 - 52,000	7,020 - 7,820
Kensington	—	120,000 - 125,000	7,200 - 7,500
Wharf	—	85,000 - 90,000	5,100 - 5,400
San Bartolomé	5,400 - 5,900	—	5,400 - 5,900
Endeavor	300 - 400	—	300 - 400
Total	16,400 - 18,000	362,000 - 387,000	38,120 - 41,220

Financial Results and Conference Call
Coeur will report its full operational and financial results for first quarter 2017 on April 26, 2017 after the New York Stock Exchange closes for trading. There will be a conference call on April 27, 2017 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining
The conference call and presentation will also be webcast on the Company’s website www.coeur.com. Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 11, 2017.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        101 02 991
About Coeur
Coeur Mining is a well-diversified, growing precious metals producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities throughout North and South America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, sales, operations at the Palmarejo complex, expansion at Rochester, grades and development efforts at Kensington, operations at Wharf, and production levels at the Endeavor mine. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes

1.
Silver and gold equivalence calculated using a 60:1 silver-to-gold ratio, except where noted as average spot prices. Please see table below for average silver and gold spot prices during the period and corresponding silver-to-gold ratios.

Average Spot Prices

	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Average Silver Spot Price Per Ounce	$17.42	$17.19	$19.61	$16.78	$14.85
Average Gold Spot Price Per Ounce	$1,219	$1,222	$1,335	$1,260	$1,183
Average Silver to Gold Spot Equivalence	70:1	71:1	68:1	75:1	80:1

For Additional Information:
Courtney Lynn, Vice President, Investor Relations and Treasurer
(312) 489-5837

www.coeur.com